Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

To: Zvika Netter
I.D. [***]
Address [***]
Effective Date: July 2, 2023
Employment Agreement
Dear Mr. Netter,
We are pleased to extend you this offer of employment in Innovid Media Ltd., Reg. No. 51-400133-8 (the “Company”). This offer sets forth the terms of your employment, which will constitute your employment agreement and govern your employment with the Company (the “Agreement”). Each of the Company and you shall be referred to herein as “Party” and together the “Parties”.
1.Previous Employment Period
1.1.Prior to the Commencement Date, as set forth hereunder, you have been employed by Innovid LLC. (Formerly Innovid Inc.) as of August 1st, 2010, under the terms of the Offer of Employment dated July 15th, 2010, as amended from time to time (the “Previous Employment Period”), serving as the Chief Executive Officer of Innovid Corp., the ultimate parent entity of the Company (respectively, the “Position” and “Innovid Corp.”).
1.2.Other than if otherwise set forth under this Agreement, you hereby confirm that the Company has no obligations towards you with respect to the Previous Employment Period, and you hereby irrevocably waive any and all claims and/or demands and/or causes of action that you, directly or indirectly, have or may have against the Company for payments or other benefits deriving from the Previous Employment Period.
2.Engagement and Scope of Work
2.1.Your employment with the Company shall commence as of the commencement date set forth in Appendix A (the “Commencement Date”) and shall continue for an unlimited period until terminated in accordance with the provisions of this Agreement.
2.2.You shall continue to serve in the Position and shall regularly report to the Innovid Corp’s Board of Directors (the “Board”).
2.3.You acknowledge that in light of your Position, status, duties, and responsibility, you shall be counted amongst those employees whose functions require a special degree of personal trust, and the conditions and circumstances of those employees do not facilitate the supervision of their work and rest hours as those expressions are defined in the Hours of Work and Rest Law 5711-1951 (the “Hours of Work and Rest Law”).
2.4.You shall perform your Position and provide services to the Company on the basis set forth in Appendix A (the “Scope of Work”). In general, a regular work week with the Company shall consist of forty-two (42) working hours (not including daily breaks), five (5) days per week, Sunday through Thursday. Saturday is the official rest day.
2.5.Per the requirement of the applicable law, you shall cooperate with the Company in maintaining a record of your working hours as coordinated between you and the Company.
2.6.For the avoidance of any doubt, you acknowledge and confirm that pursuant to your Position, according to the Company’s needs, you may be required to perform on-call duties, travel, flights, and stay abroad as part of your duties (including when done outside of the regular working hours and days), for no additional consideration, except for reimbursement of business expenses according to the Company’s policy.

3.Duties, Obligations, and Undertakings
3.1.You undertake to devote all of your business and professional time, attention, energy, skill, learning, and best efforts to the business and affairs of the Group (as defined below) and the performance of your duties in the Group. You undertake not to engage directly or indirectly, whether as an employee, consultant, or otherwise, in any work, engagement, or other commercial and/or professional activity of a business, professional or commercial nature, with any third party, whether or not such services are rendered for gain, profit or other pecuniary advantages, during the term of
40 Tuval St., 32nd Floor, Ramat Gan, Israel, 5252247 Tel: 03.561.1918 www.innovid.com your employment, including after work hours or during vacation times, without the prior written consent of the Board, as applicable.
3.2.You declare, represent, and warrant that the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default or breach of any law, regulation, agreement, or other instruments to which you are a party or by which you are bound, including without limitation, any confidentiality, non-competition or intellectual property assignment agreement, and does not require the consent of any third party.
3.3.Should you become aware that you or a member of your immediate family or affiliate have or might have any direct or indirect personal interest which may create a conflict of interest with your duties and functions with your employment hereunder, you shall immediately inform the Board upon such discovery.
3.4.You shall not, directly or indirectly, accept any payment, discount, gratuity, or any other benefit in cash or otherwise from any third party, directly or indirectly, in connection with your employment hereunder.
3.5.You undertake that during the entire term of your employment with the Company and thereafter, without limitation of time, you shall use your best endeavors to protect the good reputation and goodwill of the Company, its direct and ultimate parent companies, and any of its subsidiaries and affiliated companies, now or in the future (collectively, the “Group”), and shall refrain, whether in writing or otherwise, from disparagement or slander of the Group and/or any of its products or services, directors, employees, shareholders or any person acting on their behalf and shall not perform any act that may cause the Company disrepute.
3.6.You hereby undertake to comply with all Group’s disciplinary regulations, work rules, policies, handbook, procedures, and objectives, including, without limitation, prevention of sexual harassment policy at the workplace, Executive Severance Plan, Executive Change in Control Severance Plan, and hereby undertake to act in accordance with all such policies, as may change and in effect from time to time.
4.Compensation
In consideration of your employment with the Company and subject to the fulfillment of your duties and services under this Agreement, and in accordance with your Scope of Work, the Company shall pay you a Monthly Salary and additional benefits as detailed herein:
4.1.Gross Salary
4.1.1.The Company shall pay you a gross monthly salary in the amount set forth in Appendix A (the “Monthly Salary”).
4.1.2.The Monthly Salary shall be paid no later than the 9th day of any calendar month for the previous month.
4.2.Annual Bonus
4.2.1.You shall be entitled to an annual bonus, subject to your performance and the achievement of certain goals and/or milestones and/or any other objectives according to your personal bonus plan as set by the Company’s Compensation Committee from time to time (the “Annual Bonus”).
4.2.2.For clarification purposes, the Annual Bonus is a conditioned payment and, accordingly, shall not be deemed to be part of your Monthly Salary and shall not constitute the basis for any of the benefits for which calculation is made based on the Monthly Salary. Any and all tax implications of the Annual Bonus shall be borne solely by you.
4.3.Equity Incentive Award. Subject to your continuance employment by the Group, you will be eligible to participate in the Innovid Corp. 2021 Omnibus Incentive Plan (the “Plan”), and any award granted thereunder shall be subject to the terms of the Plan. The grant of an award shall be subject to the approval of the Board’s Compensation Committee and any other approvals required by applicable law. It is hereby clarified that you shall be solely responsible for any tax liability in respect of the Award granted, its exercise, sale, transfer, or otherwise.
4.4.Pension Insurance

4.4.1.You shall be entitled to contributions towards a pension insurance policy (pension fund and/or managers insurance, which include pension allowance), chosen by you at your sole discretion (the “Pension Insurance Policy”), as of the Commencement Date.
4.4.2.Employee’s Contribution - you shall contribute to such Pension Insurance Policy a minimum of 6% and up to 7% of the Monthly Salary, as instructed by you and according to the terms of the specific Pension Insurance Policy, and the Company shall deduct your contribution each month from your Monthly Salary and apply such deduction towards the said Pension Insurance Policy.
4.4.3.Company’s Contributions - the Company shall contribute to such Pension Insurance Policy the following amounts: (i) pension benefits - 6.5% of the Monthly Salary (the “Company’s Contributions”), and (ii) severance pay - 8.33% of the Monthly Salary (the “Severance Component”).
4.4.4.In the event that the Pension Insurance Policy is a Managers Insurance - the Company’s Contributions shall include the Company’s payment for separate insurance of long-term disability, which guarantees at least 75% of the Monthly Salary (the “Disability Insurance”), provided, however, that the Company’s Contributions towards pension benefits solely shall not be lower than 5% of the Monthly Salary. It is hereby clarified that in the event that the cost of the Disability Insurance excessed 1.5% of the Monthly Salary, then the Company shall enlarge the Company’s Contributions, provided, however, that the Company’s Contributions toward pension benefits together with its costs for the Disability Insurance shall not exceed an aggregate contribution of 7.5% of the Monthly Salary.
4.4.5.The Parties hereby acknowledge and confirm that in accordance with the General Permit promulgated by the Labor Minister on June 30, 1999, pursuant to Article 14 of the Severance Pay Law, 5723-1963 (the “Severance Pay Law”), a copy of which is attached hereto as Appendix C, the amounts contributed by the Company for the Severance Component under the Pension Insurance Policy, shall be in lieu of severance pay to which you (or your beneficiaries) may be entitled to, under the provisions of the Severance Pay Law, and shall constitute full and complete payment thereof.
4.4.6.The Company waives any right it may have for the repayment of any monies paid by it to the Pension Insurance Policy. Upon termination of your employment, inter alia, in the event of your resignation, the Company shall release the said policies and transfer them under your name. However, if you are dismissed under the circumstances defined in Section 16 or Section 17 of the Severance Pay Law, or in the event that you withdraw monies from the Pension Insurance Policy in circumstances other than an Entitling Event (an “Entitling Event” means death, disablement or retirement at the age of 60 or over) - in that case, you shall not be entitled to the Severance Component or any severance pay and the Company shall be entitled to demand repayment of the monies accrued for severance pay in the Pension Insurance Policy.
4.4.7.Notwithstanding, you shall notify the Company within 60 days as of the Commencement Date regarding your choice of Pension Insurance Policy, and the contributions towards the Pension Insurance Policy will commence by no later than the third (3) month of your employment by the Company, retroactively as of the Commencement Date. If you fail to notify the Company within three (3) months as of the Commencement Date regarding your choice of Pension Insurance Policy, the Company shall ensure you under the default pension fund selected and published by the Commissioner of the Capital Market, Insurance, and Savings Division at the Ministry of Finance.
4.5.Education Fund Contributions. The Parties shall open and maintain an education fund - “Keren Hishtalmut” (the “Education Fund”). The Company shall contribute to such Education Fund an amount equal to 7.5%, and you shall contribute to such Education Fund an amount equal to 2.5% of each Monthly Salary payment, and up to the maximum amount allowed for income tax benefits under the Income Tax Ordinance-5721-1961 and any applicable regulations, as may be in effect from time to time. You hereby instruct the Company to transfer to the Education Fund your contribution from each Monthly Salary payment.
4.6.To avoid any doubt, you shall be responsible for any tax imposed in connection with contributions to the Pension Insurance Policy and/or Education Fund, if any.
4.7.Vacation, Sick Leave, and Recuperation Payments
4.7.1.Vacation

(i)You shall be entitled to paid vacation days with respect to each twelve (12) months period of continuous employment with the Company as set forth in Appendix A hereto (the “Vacation Days”). For clarification, official state holidays in Israel shall not be considered Vacation Days.
(ii)You shall make every effort to exercise your annual Vacation Days during each calendar year, and at least five (5) consecutive paid Vacation Days during each year of your employment.
(iii)In the event that you were unable to utilize all of your Vacation Days by the end of the calendar year, the Vacation days may be accumulated from one calendar year to the next (in accordance with Company’s policy, as may be updated from time to time), provided that you shall not be entitled to accumulate more than your yearly total of entitlement days at any given time (the “Maximum Quota”). For the avoidance of doubt, any unused Vacation Days in excess of the Maximum Quota shall be canceled by the Company with no consideration and shall not be redeemable in any event, including at the end of each calendar year or upon the termination of employment.
4.7.2.Sick Leave. You shall be entitled to paid sick leave according to applicable law and the Company’s applicable policy. For the avoidance of doubt, you shall not be entitled to redeem any unused sick leave during the term of your employment or upon termination.
4.7.3.Recuperation Pay. The Company shall pay you recuperation payment (“Dmey Havra’a”) as required according to the applicable law and/or expansion order provisions and as set forth in Appendix A (the “Recuperation Pay”).
4.8.Travel Expenses. The Company shall pay you monthly travel expenses to and from the Company’s offices or the said designated place and your place of residence in the amount required according to the applicable law and/or extension order provisions or in the amount as designated by the Company, as set forth in Appendix A (the “Travel Expenses”).
4.9.Meal Expenses. You shall be entitled to meal expenses according to the Company’s policy and the arrangement between the Company and the applicable supplier (the “Meal Expenses”). For the avoidance of any doubt, you shall bear any taxes associated with the Meal Expenses benefits, which in no way shall be deemed part of the Monthly Salary, and shall not constitute part of the basis for any of the benefits for which calculation is made based on the Monthly Salary.
5.Business Expenses. The Company shall reimburse you for any reasonable business expenses incurred by you with respect to the performance of the Position (i.e., flights, hotels, meals expenses, etc.) in accordance with the Group’s business expense reimbursement policy.
6.D&O Insurance. At all times during your employment hereunder (including the Notice Period), you shall be covered by the Group’s D&O insurance policy.
7.Taxes
All payments and benefits under this Agreement are in gross amounts. The Company shall withhold and charge you with all taxes and other compulsory payments, as required under applicable law, in respect of, or resulting from, any compensation paid to or received by you and in respect of all benefits that you are, or may be entitled to under this Agreement or otherwise.
8.Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking
8.1.Concurrently with the signing of this Agreement, you will sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix B (the “Undertaking”), which constitutes an integral part hereof. You hereby acknowledge and agree that this Agreement shall not come into force unless the Undertaking is executed. It shall be clarified that the Undertaking provisions shall survive the rescission or termination, for any reason, of this Agreement.
8.2.Your employment compensation has been calculated to include special consideration for your commitments under the Undertaking. Accordingly, an amount equal to ten percent (10%) of the Monthly Salary shall be considered as special compensation for the obligations outlined in the Undertaking, including, without limitation, non-competition covenants, assignment of intellectual property, and waiver of consideration, compensation, or any other royalty as set forth in the Undertaking (the “Special Compensation”).
9.Use of Company’s Equipment, Monitoring, and Privacy

9.1.You may be provided with a personal computer station and/or a laptop computer, software, systems and accounts, remote access, and access cards, including, without limitation, a personal email account and address (hereinafter the “Company’s Equipment”). It is hereby agreed and clarified that the Company is and shall remain at all times the sole and exclusive owner of the Company’s Equipment and retains the right to monitor, review and inspect them from time to time, including without limitation, during your absence for any reason, and post-termination of employment, in a reasonable manner to the maximum extent permitted by applicable law (including, without limitation, by inspecting electronic mail transmissions and correspondence, internet usage and inspecting the content of any Company’s Equipment). You irrevocably agree to such monitoring of your own free will, without coercion, and acknowledge that such monitoring (and its consequences) shall not constitute a breach of your privacy and that any information stored on the Company’s Equipment shall be deemed as the Company’s property.
9.2.You will use the Company’s Equipment and their different applications solely for work-related purposes and shall not have any right to store any private material on such Company’s Equipment or otherwise use them for any personal purposes.
9.3.You shall have no right to a lien on any of the Company’s assets, the Company’s Equipment, and other material in your possession. You shall return to the Company all of the Company’s Equipment placed in your possession no later than the last day of your employment with the Company.
9.4.You acknowledge and agree that during the course of your employment by the Company, the Company shall collect, receive and make use of certain personal information related to you and your terms of employment at the Company (such as your contact details, family status, salary, bank account-related information, etc.) (the “Information”). Collecting, receiving, using, and processing the Information shall only be for legitimate business purposes or to meet the Company’s legal obligations. Such Information may be transferred to third party service providers, to affiliates of the Company, including those located abroad, for the aforesaid purposes, or to a third party in the course of a potential transaction (such as acquisition, merger, or sale of assets) subject to (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company; (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.
10.Term, Termination, and Effect of Termination
10.1.The Company shall employ you in the Position for an unlimited period of employment, commencing as of the Commencement Date, which may be terminated by either Party, for whatever reason, upon the delivery of the prior written notice in the number of months set forth in Appendix A (the “Notice Period”) to the other Party.
10.2.During the Notice Period, whether notice has been given by you or by the Company, you shall continue to work and perform all your regular duties unless instructed otherwise by the Company and shall cooperate with the Company and use your best efforts to assist and support the person or persons who will assume your responsibilities and duties.
10.3.Nevertheless, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: (i) to waive your actual work during the Notice Period or to reduce your Scope of Work, while continuing to pay your regular payments and benefits until the end of the Notice Period; or (ii) terminate the employment relationship, at any time prior to the expiration of the Notice Period, and pay you upon termination, a payment in lieu of the remainder of the Notice Period, at the value of the Monthly Salary according to the applicable law.
10.4.Notwithstanding the foregoing, the Company may immediately terminate your employment without any prior notice or any compensation in lieu of the Notice Period if the Agreement is terminated for Cause. For the purpose of this Agreement, “Cause” shall exist if you (a) committed a felony or any crime involving moral turpitude; (b) willfully misconduct or acting in intentional bad faith with regard to the business, assets, or employees of the Company or an affiliate thereof, monetarily or otherwise; (c) is being charged with theft, embezzlement, dishonesty or fraud with regard to the Company; (d) commits any other material breach of this Agreement and/or any other agreement entered between you and the Company which, if curable, remains uncured for seven (7) days after written notice thereof is given to you; (e) materially breaches your fiduciary duty towards the Company, including without limitation duties and obligations under the Undertaking, which are not curable, in Company’s sole discretion; or (f) circumstances which allow the Company under any applicable law to terminate your employment without payment of severance pay (in whole or in part).
10.5.The Company shall be entitled, at its sole discretion, to set off from your final payments, including but not limited to salary and severance pay, any debt/s that you may have towards the Company, including debt/s due to your refusal to return the Company’s Equipment to the Company, and you hereby give your consent to such deduction.
11.Severance Plans
11.1.Subject to the Board’s Compensation Committee approval, you will also be eligible to participate in the Innovid Executive Severance Plan and Executive Change in Control Severance Plan (collectively, the “Severance Plans”), which provide for severance payments and benefits in the event your employment is involuntarily terminated by the Company without cause (as defined in the applicable severance plan) or, in the case of a Qualifying Termination following a Change in Control, within the period specified in the applicable severance plan following a Change in Control (all terms as defined in the applicable severance plan).
11.2.Subject to the Board’s Compensation Committee approval, the Severance Plans currently provide you with a lump sum severance payment equal to twelve (12) months of base salary and healthcare premium costs in the event of a Qualifying Termination not in connection with a Change in Control.
11.3.In the case of a Qualifying Termination within eighteen (18) months following a Change in Control, the applicable severance plan currently provides for (i) a lump sum severance payment equal to twelve (12) months of base salary and Target Bonus (as defined in the applicable severance plan) and healthcare premium costs, (ii) a lump sum cash payment equal to the Target Bonus prorated by the number of days you were employed during the applicable bonus period at the time of the Qualifying Termination, and (iii) accelerated vesting of outstanding equity awards.
11.4.This is intended only to be an overview of the current Severance Plans. Please refer to the Severance Plans for the full and complete terms and conditions of these plans and related to the receipt of severance payments and benefits. The Severance Plans are subject to modification by the Company at any time in accordance in accordance with the terms thereof.
12.General
12.1.This Agreement and any appendixes attached hereto constitute the entire agreement between the Company and you and supersede all prior negotiations, agreements, proposals, commitments, arrangements, and understandings (whether written or oral), if any, between the Parties hereto with respect to the subjects matters hereof (except for any undertakings of confidentiality, non-competition, non-solicitation, and assignment of inventions). This Agreement may only be amended mutually, in writing, and signed by both Parties.
12.2.You acknowledge that the services rendered by you are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall be passed on to, and shall be binding upon, the successors or assigns of the Company. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all of the assets and business of the Company, whether by operation of law or otherwise.
12.3.The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. In any event that this Agreement is held to be illegal or contrary to public policy or unenforceable in any jurisdiction, such invalidity or unenforceability shall affect only such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement.
12.4.Any Party’s failure to execute and/or perform and/or otherwise demand the execution, in any respect, of any right provided to it under this Agreement shall not be deemed a waiver of any further or future right hereunder.
12.5.This Agreement is a personal and particular agreement that exclusively establishes the employer-employee relations between you and the Company. The provisions of any collective bargaining agreement and/or extension order (“Tzav Harchava”) which apply and/or which may apply, now or in the future, to employees in the profession and/or occupation identical or similar to that of yours do not apply and shall not apply to the employment of you with the Company hereunder unless required by applicable law.

12.6.This Agreement (including its appendix(es)) shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof.
12.7.This Agreement and any appendixes attached hereto constitute the entire details and information that an employer has to give its employee according to The Notice to Employee (Terms of Employment) Law - 2002, and the parties agree that this Agreement shall be regarded as an announcement to you according to the applicable law.
12.8.Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified, or upon email or transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

PLEASE READ THIS AGREEMENT CAREFULLY, AND IF ACCEPTABLE, PLEASE RETURN IT SIGNED TO THE COMPANY.

Yours sincerely,
Innovid Media Ltd.

By: __/s/ Michal Livny_____ Michal Livny, EVP People Operations Date: July 2, 2023

CONFIRMATION
I, the undersigned, hereby confirm that I have read and fully understood all the provisions of this Agreement and its appendix(es); I understand it and agree to be bound by it at my own and uncoursed will.

    Zvika Netter             /s/ Zvika Netter July 2, 2023

Name	Signature	Date

APPENDIX A
Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms under the Agreement.

1.	Employee’s Details	Full Name: Zvika Netter I.D. Number: [***] Address: [***] Email: [***]
1.	Commencement Date	January 1st, 2023
1.	Position	President and Chief Executive Officer
1.	Direct Manager	Innovid Corp. Board of Directors
1.	Scope of Work	Full-time.
1.	Monthly Salary	USD $ 33,333 (annual salary of USD$ 400,000), paid in New Israeli Shekel based on the Exchange Rate.
1.	Exchange Rate
The USD/NIS exchange rate, in each applicable month, shall be the representative exchange rate published by the Bank of Israel on such date as the payroll is being finalized (“Exchange Rate”). At the end of each calendar quarter, the Company shall calculate the quarterly average Exchange Rate, and shall settle any difference in the first Monthly Salary of the subsequent calendar quarter

1.	Annual Bonus	Up to USD$ 400,000 per annum.
1.	Notice Period	3 months.
1.	Vacation Days (annual allowance) Maximum Quota	24 days. According to the Group’s applicable policy.
1.	Sick Days	According to the applicable law.
1.	Recuperation Days	According to the applicable law. Notwithstanding, as of the Commencement Date, you shall be entitled to a yearly quota of ten (10) Recuperation days.
1.	Travel Expenses	According to the applicable law.
    Zvika Netter             /s/ Zvika Netter         July 2, 2023

Name	Signature	Date

APPENDIX B
Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking
I, the undersigned, hereby execute this confidentiality, non-competition, non-solicitation, and assignment of inventions undertaking (the “Undertaking”) in favor of Innovid Media Ltd. (the “Company”) pursuant to the employment agreement to which this Undertaking is attached as Appendix B (the “Agreement”).
Capitalized terms not defined herein shall have the meaning ascribed to them under the Agreement.
1.Proprietary Information
1.1.I acknowledge that in the course of my employment with the Company, I will have access to confidential and proprietary information, including information concerning activities of the Group, and that I will have access to the technology of the Group, its product, and/or services (actual or planned), research and development, patents, copyrights, customers, suppliers, partners, marketing plans, price lists, strategies, forecasts, trade secrets, methods, test results, formulas, processes, data, know-how, improvements, inventions, techniques, technical or financial information (actual or planned), Personal Information (as defined below), any information which the Group receives from any third party, any information that the Group treats as proprietary or designates as confidential information, whether or not owned or developed by the Group, including Customer Data (as defined below). Such information in any form or media, whether documentary, written, oral, or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.
“Personal Information” shall mean any information that may be used, either alone or in combination with other information, to personally identify, locate or contact an individual, including but not limited to first and last name, personal profile, email address, home or other physical address, height, weight, gender or other contact information, medical information or government or other identification information, and information about an individual’s activity on a website or in connection with a product or service, whether actively provided by an individual or collected by another with or without such individual’s consent.
“Customer Data” shall mean information or materials provided or made accessible to the Group by its customers, users, website visitors, etc. (hereinafter, a “Customer”), through the use of the Group’s websites, products, or services, including without limitation, Personal Information of such Customers.
1.2.I acknowledge that the protection of and maintenance of privacy concerning such Proprietary Information is of utmost importance to the Group, and any disclosure thereof contrary to the terms of this Undertaking would cause substantial harm and other severe injuries to the Group, as well as significant damage to the privacy concerns and rights of the Customers and other individuals concerned.
1.3.Accordingly, during the term of employment or at any time after termination or expiration thereof, for any reason, I shall not divulge, use, copy, communicate, or disclose to any person or entity any Proprietary Information, whether oral or in writing or in any other form (including the terms and conditions of my engagement with the Company), other than as expressly required for the performance of my duties towards the Company. In addition, I shall not permit any unauthorized person access to any Proprietary Information.
1.4.Without derogating the above, Proprietary Information shall exclude information that has become a part of the public domain by the Company or otherwise reached the public domain by lawful means.
1.5.I hereby agree that all Company’s assets, equipment, and/or any other material or information, including memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists, and other documents made, compiled, received, held or used by me while being employed with the Company, and all copies thereof, concerning any Proprietary Information and the Group’s business, shall be the Company’s sole property and all originals or copies thereof shall be delivered by me to the Company upon termination of my employment for any reason whatsoever, or at any earlier or other time at the request of the Company, without retaining any copies thereof.

2.Unfair Competition and Solicitation
2.1.In light of my Position and extensive access to Proprietary Information, in addition to any other undertakings herein, I undertake that:
2.1.1.During the term of my employment with the Company, and for a period of twelve (12) months thereafter (the “Restricted Period”), I shall not engage, establish, open, or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to interfere any of the Group’s Major Assets or to be otherwise competitive with the business (or any part thereof) of the Group, as conducted or contemplated to be conducted at such time.
2.1.2.That during Restricted Period, not to induce any employee, consultant, supplier, or customer of the Group to terminate or reduce its scope of relationships with the Group. In addition, I will not, directly or indirectly, solicit or recruit any employee of the Group for the purpose of terminating their engagement with the applicable Group entity.
2.2.I acknowledge that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Group’s Proprietary Information, its property (including intellectual property), and its goodwill (the “Group’s Major Assets”), and the Restricted Period is reasonable, especially in light of (i) the knowledge and Proprietary Information that I will be exposed to during my employment with the Group; and (ii) the consideration and benefits payable to me according to the Agreement, and in particular, the Special Compensation paid to me in respect of my obligations under the Agreement.
3.Ownership of Inventions
3.1.For the purpose of this Undertaking, the term “Intellectual Property” shall include, without limitation, all kinds of intellectual property, service inventions, developments, discoveries, formulas, improvements, processes, algorithms, codes (either in a binary or in a source configuration), know-how, research, ideas, technology, trade secrets (and all whether or not patentable or registerable under copyright or any similar laws), which is or was created, invented, performed, developed or raised as an idea or implemented or learned by me, either personally or together with others, during the term of my employment with the Company (including after hours, on weekends or during vacation time).
3.2.Any Intellectual Property which is: (i) related, directly or indirectly, to any field of business, activity, technology, or operation in which the Company engages or intends to engage, from time to time, or any product or service that the Company provides or intends to provide from time to time; or (ii) is created, invented, developed, reduced to practice or invented as a result of, or in the course of, the performance of my duties to the Company or using any facilities, equipment or material of the Company, or (iii) is based upon or in any way use, implement or exploit any Intellectual Property or Proprietary Information; shall be referred to as “Company Inventions” even if it is created, developed, reduced to practice, or invented after the termination of my employment.
3.3.I agree that all Company Inventions shall be made by me in favor of and in trust of the Company. The Company and its assignees shall be the sole owner of all patents, copyrights, trademarks, Moral Rights (as defined below), design rights, and any other intellectual property rights (whether registerable or not, and whether now or in the future existing) in and to such Company Inventions. I hereby undertake to disclose and deliver all information to the Company with respect to any Intellectual Property created, developed, and/or established by me (either alone or jointly with others), immediately upon discovery. Delivery of the notice shall be in writing, supplemented with a detailed description of the Intellectual Property and the relevant documentation. I acknowledge that a lack of response from the Company with respect to any notice provided by me regarding any Intellectual Property shall not be considered a waiver of ownership of the Intellectual Property, and in any event, the Intellectual Property shall be deemed to be and shall remain a Company Invention, if it is in the scope of the definition “Company Invention” (without the need for any act whatsoever by the Company), and the Company shall have sole ownership of all rights and title thereto.
3.4.I acknowledge and agree that I do not and shall not have any rights of any kind whatsoever in and to Company Inventions, and I hereby irrevocably assign to the Company, for no consideration, any rights I may have or acquire in and to Company Inventions, and I irrevocably waive any rights, title, and interest I have or may have in the future to receive any payment, royalty or other consideration (of any kind) with respect to the Company Inventions, including according to Section 134 of the Patents Law-1967 (the “Patent Law”). I further waive the right to bring any claims, demands, or allegations to receive compensation, consideration, or royalties with respect to the Company Inventions before any competent authority, including without limitation the Committee for Compensation and Royalties under the Patents Law (the “Committee”). Notwithstanding the above, in the event that despite the waiver under the Agreement, hereunder and the aforementioned, it is determined by any competent authority (including but not limited to the Committee) that for any reason whatsoever, I am, or I will be entitled to consideration, compensation or royalties in connection with any Company Inventions, I agree and acknowledge that the Special Compensation will be deemed the sole and final consideration, compensation or royalty payments to which I am, and will be, entitled to in connection with such Company Inventions.

3.5.I hereby further confirm and undertake that any assignment of copyright hereunder (and any ownership of copyright as a work made for hire) includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, the “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.
3.6.I undertake that I will not incorporate or permit to be incorporated in any Company Inventions any Intellectual Property that I have, or have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my engagement by the Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Undertaking (collectively referred to as “Prior Inventions”). Notwithstanding the foregoing, if, in the course of my engagement with the Company, I incorporate a Prior Invention into a Company process, machines, Company Inventions, or other work, I shall, as a condition to such incorporation, (i) seek the Company’s prior written consent to such incorporation of Prior Inventions in the Company Inventions; and (ii) grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sub-licensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention. I agree that a failure on my behalf to obtain the Company’s prior consent shall not affect the license grant relating to Prior Inventions.
The following is a complete list of all Prior Inventions (if none are listed, no Prior Inventions intended to be excluded for this Undertaking shall be deemed to exist):
____________________________________________________________________________________________________________________________________________________________________________
3.7.I further agree to assist the Company in every proper way and execute any document to obtain and enforce, for the benefit of the Company and/or its assignees, exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. My obligations under this Section will survive the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance.
3.8.I hereby irrevocably appoint the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Company’s Board of Directors) as my attorney-in-fact to execute documents on my behalf for this purpose and agrees that, if the Company is unable to secure my signature for the purpose of applying for or pursuing any application for any Israel, United States or other foreign patents, mask work, trademark, copyright or any other intellectual property registrations applicable to the Company Inventions assigned to the Company in this Undertaking, to act for and on my behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, design rights, mask work, and any other intellectual property registrations with the same legal force and effect as if executed by me.
4.Third-Party Information
4.1.I represent and undertake that I will not use or disclose to the Group any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless the written approval of that third party and the Company is received. In addition, I undertake not to use and/or bring onto the premises of the Group (including its computers, servers, and communication systems) and not to include in any Company Inventions or any Company’s products or services (existing or under development), any document or proprietary information or intellectual property belonging to a third party, unless approved in advance and in writing by such third party and the Company.
4.2.I recognize that the Company may receive in the future from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I undertake to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my services for the Company, consistent with the Company’s agreement with such third party.
5.General

5.1.I acknowledge that the provisions of this Undertaking serve as an integral part of the terms of my employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests. I further acknowledge that execution of this Undertaking is a condition to my employment by the Company and the disclosure of any Proprietary Information.
5.2.If any provision of this Undertaking shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended or deleted therefrom the portion thus adjudicated to be invalid or unenforceable, provided that such deletion will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.
5.3.The provisions of this Undertaking shall continue and remain in full force and effect following the termination of my employment with the Company for whatever reason. This Undertaking shall not serve in any manner as to derogate from any of my obligations and liabilities under any applicable law and/or under the Agreement or any other agreement between the Company and me.
5.4.I will indemnify the Company and hold it harmless from and against all claims, liabilities, damages, and expenses, including reasonable attorneys’ fees and costs of suit arising out of or in connection with any violation of this Undertaking. Without derogating from the generality of the foregoing, in addition to any indemnification hereunder, the Company shall be entitled to additional compensation from me, in an amount equal to the Special Compensation that I have received during my entire employment term with the Company. All remedies to the Company specified under this Undertaking are cumulative and do not derogate from any other remedy the Company may have under applicable law.
5.5.I confirm that I carefully reviewed the provisions of this Undertaking, I fully understand the consequences thereof, and I have assessed the respective advantages and disadvantages to me of entering into this Undertaking.

Name: _Zvika Netter________	Signature: _/s/ Zvika Netter______	Date: _July 2, 2023_________

APPENDIX C
אישור כללי (נוסח משולב) בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים1
לפי חוק פיצויי פיטורים, התשכ"ג - 1963
בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ"ג - 1963 2 (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - 1964 3 (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:
1.    תשלומי המעביד -
(א)    לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;
(ב)    לקופת ביטוח אינם פחותים מאחד מאלה:
(1)    13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 2.5% מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה);
1 י"פ 4659 (30.6.98), עמ' 4394; תיקונים: י"פ 4803, התש"ס (19.9.99), עמ' 5; י"פ 4970, התשס"א (12.3.01), עמ' 1949
2 ס"ח התשכ"ג, עמ' 136
3 ק"ת התשכ"ד, עמ' 1302

(2)    11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.
2.    לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:
(א)    הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;
(ב) 4    ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר;
(ג)    אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

     אליהו ישי
     שר העבודה והרווחה

Name: _Zvika Netter_______	Signature: _/s/ Zvika Netter_______	Date: _July 2, 2023_________

4 תיקון: י"פ 4803, התש"ס (23.8.99)